PROMISSORY NOTE

$10,500,000.00                                                New York, New York
                                                                    May 22, 2006


            FOR VALUE RECEIVED, SYNOVICS PHARMACEUTICALS, INC., a Nevada corporation (the "Borrower"), having an office at 2575 East Camelback Road, Suite 450, Phoenix, Arizona 85016, promises to pay to BANK OF INDIA, NEW YORK BRANCH ("Bank"), or to the order thereof, at its office at 277 Park Avenue, New York, New York 10172 or at such other place as may be designated in writing by the holder of this Note in lawful money of the United States of America, the principal sum of Ten Million Five Hundred Thousand U.S. Dollars ($10,500,000.00) drawn pursuant to the Credit Agreement, of even date herewith, between the Bank and the Borrower, as such may be amended, supplemented or modified from time to time (the "Agreement") plus Interest (as hereinafter defined) from the date hereof in the following manner:

               DATE                                AMOUNT
               ----                                ------
               December 31, 2006                   $250,000.00
               March 31, 2007                      $250,000.00
               June 30, 2007                       $250,000.00
               September 30, 2007                  $250,000.00
               December 31, 2007                   $250,000.00
               March 31, 2008                      $500,000.00
               June 30, 2008                       $500,000.00
               September 30, 2008                  $500,000.00
               December 31, 2008                   $500,000.00
               March 31, 2009                      $750,000.00
               June 30, 2009                       $750,000.00
               September 30, 2009                  $750,000.00
               December 31, 2009                   $750,000.00
               March 31, 2010                      $1,000,000.00
               June 30, 2010                       $1,000,000.00
               September 30, 2010                  $1,000,000.00
               December 31, 2010                   $1,250,000.00*


                         Total                     $10,500,000.00

                  * Plus any remaining principal of this Note.

      Interest shall be payable on the principal outstanding commencing the first day of the month following the first Disbursement Date hereof and shall be paid by the 15th day following the month in question and thereafter on the like day of every succeeding month until the entire principal with accrued interest has been paid in full. Interest is defined as a rate per annum equal to the Prime Rate plus one percent (1.0%) based on a year of 365 days of actual days elapsed on the unpaid principal amount hereof until such principal amount shall be paid in full. Any amount of principal or interest remaining unpaid on the date when due, whether at maturity, by notice of prepayment, by acceleration or otherwise, shall bear interest at a default rate per annum equal to three percent (3.0%) above the Prime Rate from the date when due, until paid in full. "Disbursement Date" means the date on which Bank, at the request of the Borrower, makes available to the Borrower a part of or full amount of Advance.

      This Note is the note referred to in (i) the Agreement (ii) the Guaranties (as such term is defined in the Agreement), (iii) the Security Agreement between the Bank and the Borrower, of even date herewith, as such may be amended, supplemented or modified from time to time; (iv) the Security Agreements between the Bank and each of the Guarantors, of even date herewith, as such may be amended, supplemented or modified from time to time; and (v) any and all other documents executed in connection with the Agreement.

      Notwithstanding anything in this Note to the contrary, if the Note would at any time otherwise require payment to the Bank of an amount of interest in excess of the maximum amount then permitted by law, such interest payments to the Bank shall be reduced to the extent necessary so as to ensure that the Bank shall not receive in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments under this
Note in an amount less than the amount otherwise provided, such deficit (the "Interest Deficit") will cumulate and will be carried forward until the repayment in full of this Note. Interest otherwise payable to the Bank under this Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by the law. The amount of the Interest Deficit relating to this Note at the time of any complete payment of the outstanding principal amount hereof (other than an option prepayment thereof) shall be cancelled and not paid.

      The Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayment on account of the principal of this Note prior to the maturity of the Note upon the terms and conditions specified in the Agreement.

      In the event Borrower prepays the Advance, Borrower shall pay by way of prepayment fee an amount equal to 1% of the amount prepaid for each year or portion thereof the remaining between the date of prepayment and the date upon which the final payment hereunder and under the Note shall be due and payable.

      Absent manifest error, the Bank's records shall be prima facie evidence of principal and interest owed under the Agreement.

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


      The undersigned promises to pay all reasonable out-of-pocket costs and expenses (including without limitation reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Note, whether or not a lawsuit is filed or commenced.

      The undersigned hereby waives (to the fullest extent allowed by law) all requirements of presentment, demand, notice of nonpayment or dishonor, protest, notice of protest, suit, diligence in collection, and all other conditions precedent in connection with the collection and enforcement of this Note and agree that payments hereunder and thereunder shall, and such collection and enforcement may, be made without such requirements.

      All payments made pursuant to the terms of this Note shall be made free and clear of and without any defense, deduction, withholding, set-off or counterclaim.

      All capitalized terms used in this Note (and not otherwise defined herein) shall have the meaning given such terms in the Agreement. In the event of any conflict between the terms of this Note and the terms of the Agreement, the terms on the Agreement shall govern.

      This Note shall be governed by, and construed and enforced in accordance with, the internal laws, excluding any laws regarding the conflict of laws, of the State of New York. The Borrower hereby irrevocably consents and submits to the jurisdiction and venue of any court of competent jurisdiction sitting in the City, County and State of New York for adjudication of any dispute concerning this Note and all other documents provided for herein. TO THE EXTENT PERMITTED BY LAW, THE UNDERSIGNED HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY, AND ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

      IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.


                                        BORROWER:

                                        SYNOVICS PHARMACEUTICALS, INC.




                                        BY:____________________________
                                             Name:
                                             Title:
                                             Tax I.D. No.

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